Exhibit 5.2

Troutman Pepper Locke LLP 875 Third Avenue New York, NY 10022 troutman.com

October 30, 2026

Board of Directors
Vireo Growth Inc.
207 South 9th Street
Minneapolis, Minnesota 55402

Re: Vireo Growth Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special U.S. counsel to Vireo Growth Inc., a company governed by the Business Corporations Act (British Columbia) (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to (i) the proposed issuance of subordinate voting shares of the Company (the “Shares”) in connection with the proposed merger (the “Merger”) contemplated by the agreement and plan of merger dated as of July 26, 2026 (the “Merger Agreement”), among the Company, Supernova Merger Sub Inc., a Nevada corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Planet 13 Holdings Inc., a Nevada corporation (“Planet 13”), and (ii) warrants of Planet 13 (the “Planet 13 Warrants”) that, at the Effective Time of the Merger, will be assumed by the Company (the “Assumed Warrants”) and become exercisable for Shares in accordance with the terms of the Merger Agreement and the Planet 13 Warrants. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Planet 13, with Planet 13 surviving as a direct, wholly owned subsidiary of the Company. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

In connection with the opinion expressed below, we have assumed that at the time of the assumption of the Planet 13 Warrants by the Company at the Effective Time: (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened; (ii) the Merger and Transactions contemplated by the Merger Agreement and Registration Statement will have been consummated in accordance with the terms of the documents pertaining thereto, without any waiver or breach of any material terms or provisions thereof, and that such transactions will be effective under applicable law; (iii) the Planet 13 stockholders will have approved the Merger Agreement and the Transactions contemplated by the Merger Agreement at a meeting of Planet 13 as set forth in the proxy statement/prospectus included in the Registration Statement; (iv) upon consummation of the Merger, the Company will have validly assumed the rights and obligations of Planet 13 under the Planet 13 Warrants to be assumed; (v) the Merger Agreement constitutes the legal, valid and binding obligation of each counterparty, enforceable against each such counterparty in accordance with its terms; (vi) the Company is and will remain validly existing under the laws of the Province of British Columbia and has, and will have, the corporate power and authority to assume and perform its obligations under the Assumed Warrants, and the assumption of the Planet 13 Warrants by the Company and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action and, to the extent applicable, any instrument of assumption has been duly executed and delivered by the Company under the laws of the Province of British Columbia; (vii) each Planet 13 Warrant was duly authorized, executed and delivered by Planet 13, was validly issued, constitutes the legal, valid and binding obligation of Planet 13, enforceable against Planet 13 in accordance with its terms, and is governed by the laws of the State of New York; and (viii) the Company will have a sufficient number of authorized and unissued Shares reserved for issuance upon the exercise of the Assumed Warrants, after taking into account all Shares otherwise issued or reserved for issuance for other purposes.

October 30, 2026 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when assumed by the Company at the Effective Time in the manner and on the terms described in the Registration Statement and the Merger Agreement, the Assumed Warrants will be legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Assumed Warrants.

Our opinion set forth above is also subject to the following qualifications and exceptions: (i) we express no opinion as to the enforceability of (A) provisions that relate to forum selection or submission to jurisdiction, (B) any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum, or any waiver of the right to jury trial or of other constitutional rights or remedies, (C) terms which excuse any person or entity from liability for, or require the Company to indemnify any person or entity against, such person’s or entity’s negligence or willful misconduct or (D) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination; and (ii) we draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

October 30, 2026 Page 3

Our opinion expressed above is limited to the corporate laws of the State of New York.

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the proxy statement/prospectus forming a part thereof. In rendering this opinion letter and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP
Troutman Pepper Locke LLP